EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-115464, 333-105466, 333-90662, 333-64024, 333-80333, 333-32218, 333-38798 of Copper Mountain Networks, Inc. (the “Company”) on Form S-8 and Registration Statement No. 333-115469 on Form S-3 of the Company of our reports dated March 11, 2005 relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to continue as a going concern) of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

San Diego, California

March 11, 2005